SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 7, 2006

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UNIVERSAL COMMUNICATION SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

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4812	Nevada	860887822
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

407 LINCOLN RD, STE 12F, MIAMI BEACH, FL 33139

(Address of Principal Executive Offices) (Zip Code)

305-672-6344

Registrant’s Telephone Number, Including Area Code:

ITEM 1.01.

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 1, 2006, the Company sold 100% of the outstanding capital stock and all assets related to the large-scale photo-voltaic solar power installation business of its wholly owned Israeli subsidiary, T.O.U. Millennium Electric, Ltd. (“Millennium”) to the former Millennium Owner and former Company Board Member, Ami Elazari, with an effective date of May 31, 2006. On June 7, 2006, the buyer delivered to the Company cash consideration in the amount of $300,000, less legal fees and other expenses of $15,000, pursuant to the terms of the Sale/Purchase Agreement.

The agreement transferred Millennium to Mr. Elazari for a sales price of $750,000. This price is comprised of $300,000 in cash, $50,000 in the form of 2.2 million shares of the Company’s common stock, $50,000 in the form of a non-interest bearing promissory note due November 7, 2006 and $350,000 in the form of a non-exclusive worldwide license to exploit Millennium’s patents, for a period of nine years. The promissory note is payable at the buyer’s sole discretion in either cash or 2,200,000 shares of the Company’s common stock.

This transaction is expected to result in a net gain of approximately $171,000 that will be recorded in results of operations in the third quarter of the current fiscal year, ending September 30, 2006. This transaction was initially described in the Company’s most recently filed Form 10-Q.

In connection with this transaction, inter-company debt in the amount of $609,444 has been forgiven prior to the transaction’s consummation.

A copy of the Agreement is attached as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

ITEM 2.01.

COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

See Item 1.01 above.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS.

(a)

Financial statements of business acquired.

Not applicable.

(b)

Pro forma financial information.

Pursuant to Item 9.01(b)(2) and Item 9.01(a)(4), the Registrant declares it is impracticable to provide the required pro forma financial information relative to the disposed business at the time of this Report. Such pro forma financial information required by Item 9.01(b) shall be filed not later than seventy-one (71) days after the due date of the initial Current Report on Form 8-K.

(c)

Exhibits.

Exhibit No.	Description
99.1	Sale/Purchase Contract for 100% of Outstanding Shares of T.O.U. Millennium Electric Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL COMMUNICATION SYSTEMS, INC.
(Registrant)
By:	/s/ MICHAEL J. ZWEBNER
Michael J. Zwebner Chairman and Chief Executive Officer

Dated:  June 13, 2006

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